Exhibit 10.1

WEBBANK LONG-TERM INCENTIVE AGREEMENT

This Long-Term Incentive Agreement (this “Agreement”) is made this 10th day of March, 2020, effective as of January 1, 2018 (the “Grant Date”), by and between WebFinancial Holding Corporation, a Delaware corporation (“WFHC”), the indirect parent corporation of WebBank, a Utah corporation (the “Company”), and Jack Howard (“Grantee”).

WHEREAS, Grantee was appointed as the Executive Chairman of the Company effective February 15, 2018, replacing John McNamara who resigned from that position; and

WHEREAS, Mr. McNamara previously had been offered a Long-Term Incentive Agreement with the Company, substantially similar to this Agreement, providing an incentive compensation opportunity based on the Company’s Net Income (defined in Section 1 below) over the three-year period 2018-2020, which opportunity was not provided to Mr. McNamara upon his resignation; and

WHEREAS, WFHC desires to provide Grantee with substantially the same long-term incentive compensation opportunity that had been offered to Mr. McNamara for the Executive Chairman role in accordance with the terms and conditions of this Agreement, and Grantee is willing to accept such Award (defined in Section 1 below) on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Grantee and WFHC have agreed and do hereby agree as follows:

1.           Definitions.  For purposes of this Agreement,

a.           “Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b.           “Award” shall mean the right to receive an amount in cash corresponding to the Company’s Net Income or, if applicable, an amount representing the increase in value of the Company as reflected in a Change in Control, Corporate Transaction or Initial Public Offering in accordance with Section 2 below.

c.           “Award Percentage” shall mean 3.5%.

d.           “Base Amount” shall be an amount, to be used solely for purposes of Sections 2(b), 2(c), and 4(b) of this Agreement, determined by the Board and separately communicated in writing to the Grantee, increased by the amount of any additional capital received by the Company in exchange for newly issued shares of Company common stock and decreased by the amount of (i) any cash dividends and/or asset dividends paid by the Company, and (ii) amounts paid by the Company to purchase its own stock, after the date hereof and prior to the date Plan Fair Value is being determined.

e.           “Board” shall mean the Board of Directors of WFHC, as constituted at any time.

f.            “Cause” shall mean (i) Grantee’s breach of any material term of this Agreement; (ii) Grantee’s commission of any act of fraud, embezzlement or dishonesty; (iii) Grantee’s, unauthorized use or disclosure of Confidential Information (defined below) or trade secrets of the Company or its Affiliates; (iv) the conviction of Grantee or, or plea by Grantee of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; or (v) any other intentional misconduct by Grantee adversely affecting the business or affairs of the Company or its Affiliates in a material manner.  No act or omission shall constitute Cause unless the Board provides to Grantee (A) a written notice that clearly and fully describes the particular acts or omissions which the Board reasonably believes in good faith constitute Cause, and (B) an opportunity, within fifteen (15) days following his receipt of such notice, to meet in person with the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions.

g.           “Change in Control” shall mean the consummation of any transaction pursuant to which one or more persons acting as a group (within the meaning of Code Section 409A), acquires directly or indirectly, beneficial ownership of securities (i) possessing more than 50% of the total combined voting power of the Company’s outstanding securities, and (ii) possessing the right to nominate or elect at least 50% of the members of the Company’s board of directors, provided that in no event shall the consummation of such a transaction be deemed to constitute a “Change in Control” unless such transaction constitutes a “change in the ownership” of the Company within the meaning of Code Section 409A.

h.           “Code” shall mean the U.S. Internal Revenue Code of 1986, as it may be amended from time to time.  Any reference to a section of the Code shall be deemed to include a reference to any regulations and other guidance promulgated thereunder.

i.            “Company” shall have the meaning set forth in the Preamble hereto.

j.            “Confidential Information” shall mean all information, documents and materials, in whatever form or media and whether tangible, intangible, or electronic, relating to the Company’s business plans, trade secrets, know how, risk assessments, due diligence processes, testing and monitoring compliance processes and data, site visit construct and reports, marketing and sales programs, financial results of operations, earnings estimates, audits, examiners reports or other confidential or proprietary information which is not generally known or available to the public.  Confidential Information shall also include, but is not limited to: (A) documents and other information relating to the identities, addresses, telephone numbers, email addresses, other contact information, and objectives of, the Company’s clients, customers, and prospects, as well as lists of such customers, (B) the identities of the suppliers and vendors of products utilized by the Company, as well as the terms and conditions associated with the business relationships between the Company and such suppliers and vendors, (C) documents and other information relating to the sales, costs, profits, markets, marketing strategies, business plans, policies and procedures, business ideas, trade secrets, methods of operation, and training documents of the Company, and (D) contracts of the Company.

k.           “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Company is directly or indirectly a party:

(i)          A merger, sale, or consolidation pursuant to which one or more persons acting as a group (within the meaning of Code Section 409A), acquires indirectly or directly ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities; or

(ii)         The sale, transfer or other disposition of all or substantially all of the Company’s assets to a person or more than one person acting as a group (within the meaning of Code Section 409A) in complete liquidation or dissolution of the Company (other than a transfer or other disposition to a person that directly or indirectly controls, is controlled by, or is under common control with, the Company).

Notwithstanding the foregoing, in no event will a “Corporate Transaction” be deemed to occur unless such transaction constitutes either a “change in the ownership” of the Company or a “change in the ownership of a substantial portion” of the Company’s assets, each within the meaning of Code Section 409A.

l.            “Disability” shall mean that Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  For purposes of this definition, Grantee’s “Disability” shall be determined by the Board based on medical evidence acceptable to the Board; provided, however, that Grantee shall be deemed to be under a “Disability” for purposes of this definition if Grantee has been determined to be totally disabled by the Social Security Administration.

m.          “Fiscal Year” shall mean the calendar year.

n.           “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

o.           “Initial Public Offering” shall mean an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

p.           Net Income” shall mean the Company’s taxable income less taxes, determined for financial accounting purposes using GAAP. Net Income shall be adjusted to take into account warrants or other equity interests held by the Company which have not been included in the Company’s Net Income but instead have been included in its retained earnings.

q.           “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

r.            “Separation from Service” shall mean the termination of Grantee’s Service for any reason, whether voluntary or involuntary, with or without Cause, and shall be a “separation from service” within the meaning of Code Section 409A.

s.            “Service” shall mean Grantee’s service to WFHC and the Company as the Company’s Executive Chairman.

t.            “Transaction Value” shall mean (i), in connection with a Change in Control or Corporate Transaction, the fair market value of the then outstanding common stock of the Company as a whole taking into account the fair market value of the consideration, if any, distributed or otherwise paid with respect to the Company’s common stock or assets in connection with such Change in Control or Corporate Transaction or (ii) in connection with an Initial Public Offering, the fair market value of the common stock of the Company based on the offering price in the Initial Public Offering.

u.           “Vesting Percentage” shall mean the percent to which the Award is vested in accordance with Section 3 below.

v.           “WFHC” shall have the meaning set forth in the Preamble hereto.

2.           Grant of Award.  Subject to the terms and conditions set forth in this Agreement, WFHC grants to Grantee, as of the Grant Date, an Award of the greatest of the following, to the extent applicable:

a.           The sum of Net Income for each Fiscal Year, or portion thereof, during the period from January 1, 2018 to December 31, 2020 (or such shorter term ending on Grantee’s Separation from Service as provided by Section 4(a) or upon a Change in Control or Corporate Transaction), multiplied by the Award Percentage and Vesting Percentage, payable at such time as set forth in Section 4(a), (b), (c) or (d) below, as applicable;

b.           Only in the event of an Initial Public Offering prior to the “Third Year Anniversary” (as defined in Section 4(d) below) and while Grantee is in Service as of such date, an amount equal to the Award Percentage multiplied by the difference between (i) the Transaction Value as of the date of the Initial Public Offering, and (ii) the Base Amount, payable at such time as set forth in Section 4(a), (b), (c) or (d) below, as applicable; or

c.           Only in the event of a Change in Control or Corporate Transaction prior to the Third Year Anniversary and while Grantee is in Service as of such date, an amount equal to the Award Percentage multiplied by the difference between (i) the Transaction Value as of the date the Award becomes payable pursuant to Section 4(b) below, and (ii) the Base Amount.

Notwithstanding anything else to the contrary, unless the Board grants an exception, Grantee shall not be entitled to the Award Percentage of Net Income in accordance with Section 2(a) above for any Fiscal Year in which the Company fails to achieve at least 80% of the budgeted Net Income for such year as approved by the Company’s board of directors (or 80% of the pro rata portion of the budgeted Net Income with respect to determination of eligibility for Award Percentage for a partial Fiscal Year).

3.           Vesting of the Award.  The Award shall be 100% vested on December 31, 2020; provided that Grantee is in Service as of such date.  Anything else to the contrary notwithstanding, the Award shall be 100% vested upon the occurrence of any of the following (a) Change in Control, (b) Corporate Transaction, (c) an Initial Public Offering, (d) Separation from Service by WFHC or the Company without Cause, or (e) the Disability or death of Grantee.

4.           Payment Rights.

a.           Separation from Service.  Upon Grantee’s Separation from Service (i) by WFHC or the Company for any reason other than Cause, or (ii) by reason of Grantee’s death, in each instance prior to the occurrence of a Change in Control or Corporate Transaction and in each instance prior to the Third Year Anniversary described in Section 4(d) below, Grantee shall be entitled to receive a lump sum payment from WFHC in the amount determined pursuant to Section 2 above, which payment shall be paid as soon as practicable following such Separation from Service or death (and no later than 30 days following such Separation from Service or death).  Notwithstanding the foregoing, if Grantee is considered a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, any payments due pursuant to this Section 4(a) upon such Separation from Service (other than as a result of death) shall, to the extent necessary to prevent adverse tax consequences to Grantee pursuant to Code Section 409A, be delayed during the six month period immediately following Grantee’s Separation from Service and shall be paid to Grantee on the first day the payment of such amount would not result in adverse tax consequences to Grantee under Code Section 409A.  The Award and all rights thereto shall immediately terminate in exchange for the payment under this Section 4(a).  Additionally, upon Grantee’s Separation from Service by WFHC or the Company for Cause or Grantee’s voluntary Separation from Service, in either case prior to payment of the Award, Grantee’s entire interest in the Award shall be forfeited with no further compensation due to Grantee.

b.           Change in Control/Corporate Transaction.  Upon the consummation of a Change in Control or Corporate Transaction resulting in a payment under Section 2(c) above, such payment shall be made in lump sum no later than 30 days following the consummation of the Change in Control or Corporate Transaction.  Upon the consummation of a Change in Control or Corporate Transaction resulting in a payment pursuant to Section 2(c) above, if applicable, the Transaction Value shall be equitably adjusted to deduct therefrom (as so adjusted, the “Initial Amount”) any consideration not currently payable or available to the equity holders of the Company, including without limitation, amounts placed in escrow, holdbacks, earn outs and other contingent consideration (such items, collectively, the “Contingent Amounts”).  Grantee shall be entitled to receive a lump sum payment from the Company in an amount equal to the product of (x) the Award Percentage, and (y) the excess of the Initial Amount over the Base Amount, which payment shall be paid as soon as practicable following the receipt of the Initial Amount by the Company or any Affiliates in connection with such event (and no later than 30 days following the consummation of the Change in Control or Corporate Transaction).  If the consideration for the Change in Control or Corporate Transaction is anything other than 100% cash, a minimum of 35% of the applicable payment to Grantee shall be paid in cash and the balance may be paid in the same form as the consideration received by the Company or any Affiliates and/or the equity holders of such entities in such Change in Control/Corporate Transaction.  In addition to the foregoing, upon the payment of any Contingent Amounts, Grantee shall be entitled to receive the product of (1) the Award Percentage and (2) the excess over the Base Amount of the following: (x) the Initial Value, plus (y) the cumulative amount of all Contingent Amounts paid to the Company or any Affiliates from time to time, in connection with such Change in Control or Corporate Transaction, less (z) all Contingent Amounts for which payments pursuant to this sentence have previously been made.  Payments of such product of (1) and (2) in the preceding sentence shall be made to Grantee within 30 days of the payment of the applicable Contingent Amounts; provided that in no event shall Grantee receive any payment with respect to any Contingent Amounts received more than five years following the date of the Change in Control or Corporate Transaction.  The Award and all rights thereto shall immediately terminate in exchange for the payment(s) under this Section 4(b).

c.           Disability.  Upon the occurrence of Grantee’s Disability while Grantee is in Service as of such date but prior to the occurrence of a Change in Control or Corporate Transaction and prior to the Third Year Anniversary described in Section 4(d) below, Grantee shall be entitled to receive a lump sum payment from WFHC in the amount determined pursuant to Section 2(a) above, which payment shall be paid as soon as practicable following such Disability (and no later than 30 days following such Disability).  The Award and all rights thereto shall immediately terminate in exchange for the payment under this Section 4(c).

d.           Third Year Anniversary.  In the event the Award does not become payable pursuant to Sections 4(a), (b), or (c) and remains outstanding on the third anniversary of the Grant Date (January 1, 2021) (the “Third Year Anniversary”), Grantee shall be entitled to receive a lump sum payment from WFHC in the amount determined pursuant to Section 2(a) above, which payment shall be paid as soon as practicable following the Third Year Anniversary (and no later than 30 days following such date).  The Award and all rights thereto shall immediately terminate in exchange for the payment under this Section 4(d).

e.           No Other Payment Rights.  No payment shall be made (and no amounts shall be retained for future payment) with respect to the Award, except as set forth in this Section 4.  Other than in connection with the applicable event described in Section 4(a), (b), (c), or (d), Grantee shall have no rights to receive any payments in respect of the Award or the Award Percentage granted hereunder.  Grantee shall have no further rights under this Agreement following payment pursuant to Section 4(a), (b), (c) or (d).

f.           General Release.  Prior to, and as a precondition to Grantee’s receipt of the payment of any Award, if requested by the Company or WFHC, Grantee shall execute (and not revoke) a general release of the Company, WFHC, their respect Affiliates, subsidiaries, and its and their officers, directors, employees, agents, successors and assigns in a form acceptable to WFHC within 60 days of the applicable payment event described in Section 4(a), (b), (c), or (d). Notwithstanding any provision in this Agreement to the contrary, if the 60 day period following the applicable payment event described in Section 4(a), (b), (c), or (d) ends in a calendar year after the year in which the applicable payment event falls, payment of the award hereunder shall commence or be made no earlier than the first day of such later calendar year.

5.           Limited Transferability.  This Award may not be transferred or assigned, in whole or in part, by Grantee other than by will or by the laws of descent and distribution following Grantee’s death and, during Grantee’s lifetime, may only be due and payable to Grantee.

6.           Effect of Separation from Service.

a.           In the event of the Grantee’s Separation from Service (i) by WFHC or the Company for any reason other than for Cause, or (ii)  by reason of Grantee’s death, the Award shall immediately terminate in exchange for payment therefore as described in Section 4(a).

b.           Notwithstanding anything in this Agreement to the contrary, in the event of Grantee’s Separation from Service by WFHC or the Company for Cause or Grantee’s voluntary Separation from Service, in either case prior to any payment event in Section 4(a), (b), (c), or (d) being triggered, the Award and all rights thereto shall immediately terminate and be cancelled and forfeited without payment of any consideration.

7.           Adjustment in Award Percentage.  No change will be made to the Award Percentage.

8.           Withholding.  The amounts payable to Grantee (or successors) under this Agreement shall be reduced by the amount that WFHC is required to withhold with respect to such payments under the then applicable provisions of the Code, and state or local or other tax laws.  Any such withheld amounts shall be treated for purposes of this Agreement as having been paid to Grantee.  In the event that any amounts payable under this Agreement are payable in the form of equity securities, the Board shall permit Grantee to satisfy his or her tax withholding obligation by directing WFHC to withhold from those equity securities otherwise issuable to Grantee a number of equity securities having a fair value (as determined in good faith by the Board) equal to such tax withholding obligation.  The Board may also condition delivery to Grantee of any payment hereunder on the payment by Grantee to WFHC, in cash, of any tax withholding applicable to payment.

9.           Stockholder Rights.  The holder of this Award shall not have any stockholder rights with respect to the Award and/or the Award Percentage, which shall only entitle Grantee to the payments described herein.

10.          No Segregation of Assets.  WFHC shall not segregate any assets in connection with or as a result of this Agreement.  The rights of Grantee to benefits under this Agreement shall be solely those of a general, unsecured creditor of WFHC.  Grantee agrees and acknowledges that WFHC (and no other person or entity) shall have sole liability for payment, if any, due under this Agreement.

11.          Successors and Assigns.  Except to the extent otherwise provided in Section 5 above, the provisions of this Agreement shall inure to the benefit of, and be binding upon WFHC and its successors and assigns and Grantee, Grantee’s permitted assigns and the legal representatives, heirs and legatees of Grantee’s estate.

12.          Notices.  Any notice required to be given or delivered to the Company or WFHC under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated on the Company’s records as Grantee’s mailing address.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid, and properly addressed to the party to be notified.

13.         Construction.  This Agreement and the Award evidenced hereby are subject to the decisions of the Board with respect to any question or issue arising under this Agreement, which decisions shall be conclusive and binding on all persons having an interest in this Agreement or the Award evidenced hereby.

14.         Termination and Amendment.  This Agreement may be terminated, amended or revised by mutual written consent of the parties hereto.

15.         Arbitration.  Any dispute arising out of this Agreement shall be submitted to binding arbitration under the rules of the “New York Arbitration Act.”  The prevailing party in any arbitration proceeding may in the discretion of the arbitrators be awarded reasonable attorneys’ fees.

16.         No Right to Continued Service.  This Agreement shall not confer upon Grantee any right to continue in Service or interfere in any way with the right of WFHC or the Company to terminate Grantee’s Service at any time, and nothing contained herein shall be deemed a waiver or modification of any provision contained in any other agreement between Grantee and the Company.

17.         Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without resort to its conflict-of-laws rules.

18.         Tax Consequences.  Grantee acknowledges that there are tax consequences in connection with the Award and the payment of the amounts due under the Award and that Grantee should consult a tax advisor.

19.         Other Acknowledgements of Grantee.  Grantee acknowledges that Grantee has been given the opportunity to ask questions and receive information from WFHC concerning Grantee’s rights and obligations hereunder, and has either consulted Grantee’s own legal counsel and tax advisor regarding the advisability of entering into this Agreement or has determined not to consult with a legal counsel and/or tax advisor regarding this Agreement.  Grantee further acknowledges that this Agreement does not guarantee that any payment will in fact be made to Grantee hereunder, it is possible that no amount will be paid hereunder, and that neither WFHC nor any of its employees, officers, Affiliates, attorneys or agents has made any representation that amounts will be paid to Grantee pursuant to this Agreement.

20.         Administration.  This Agreement shall be administered by the Board, which shall have complete discretion and authority to interpret and construe this Agreement and the Award issued hereunder, decide all questions of benefits (including underlying factual determinations), and adjudicate all claims and disputes.  The determination of the Board on the matters pertaining to this Agreement and/or the Award shall be final, binding, and conclusive on all interested parties.

21.         Section 409A.  This Agreement is intended to be interpreted and administered in accordance with the requirements of Code Section 409A.  Notwithstanding anything herein to the contrary, the Company shall have no liability to Grantee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.

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IN WITNESS WHEREOF, this Agreement is executed as of the date written above.

WEBFINANCIAL HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Douglas B. Woodworth
Title:	Chief Financial Officer

GRANTEE

/s/ Jack Howard
Jack Howard